Exhibit 99.1

EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2014

21ST CENTURY FOX REPORTS THIRD QUARTER TOTAL SEGMENT

OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION OF

$1.79 BILLION, A 14% INCREASE OVER THE PRIOR YEAR QUARTER ON

TOTAL REVENUE INCREASES OF 12%, AND INCOME FROM CONTINUING

OPERATIONS PER SHARE OF $0.47

NEW YORK, NY, May 7, 2014 – Twenty-First Century Fox Inc. (“21st Century Fox” or the “Company” – NASDAQ: FOXA, FOX) today reported $8.22 billion of total revenue for the three months ending March 31, 2014, an $866 million or 12% increase over the $7.35 billion of revenue reported in the prior year quarter(1). The growth in revenue was driven by a $338 million increase at the Television segment, led by the broadcast of Super Bowl XLVIII, and a $325 million or 11% increase at the Cable Network Programming segment, led by continued global affiliate revenue growth.

The Company reported third quarter total segment operating income before depreciation and amortization (“OIBDA”)(2) of $1.79 billion, as compared to $1.57 billion reported a year ago, representing a $217 million or 14% increase. The OIBDA growth was led by increased contributions from the Cable Network Programming and Television segments.

The Company reported quarterly income from continuing operations attributable to stockholders of $1.07 billion ($0.47 per share), as compared to $2.53 billion ($1.09 per share) reported in the corresponding period of the prior year. Current year quarterly results included a $53 million increase in Depreciation and amortization expense principally resulting from the amortization of intangible assets related to the Company’s acquisition of a controlling ownership stake of Sky Deutschland AG (“Sky Deutschland”) in January 2013. The current year quarterly results also included $33 million of expense in Other, net, principally reflecting the completion of all terms related to the prior year sale of the Company’s ownership stake in NDS Group Ltd, as compared to income of $2.11 billion in the corresponding period of the prior year driven by the gain on the acquisition of the additional ownership stake in Sky Deutschland. Excluding the net income effects of Other, net, as well as the exclusion of gains from the Company’s participation in British Sky Broadcasting’s (“BSkyB”) share repurchase program included in Equity earnings of affiliates, third quarter adjusted earnings per share(3) was $0.47, a $0.15 or 47% increase versus the adjusted prior year quarter result of $0.32.

Commenting on the results, Chairman and Chief Executive Officer Rupert Murdoch said:

“We delivered strong results in the fiscal third quarter with double-digit revenue and earnings growth led by sustained gains in affiliate fees at our cable networks. The sizeable audiences of our live television events, led by the most watched Super Bowl in history, underscore the value of our investments in live sports programming, both in the US and internationally. This quarter’s continued solid operational and financial performance demonstrates the global leadership of our businesses and the long-term value we are creating for our shareholders.”

(1)

On June 28, 2013, the Company completed the separation of its businesses into two independent, publicly-traded companies (the “Separation”). The Company retained the media and entertainment businesses and the new News Corporation holds the Company’s former publishing, digital education and Australian media businesses. Historical results for periods prior to June 28, 2013 described in the press release have been adjusted to reflect the Separation.

(2)

Total segment operating income before depreciation and amortization (“OIBDA”) is a non-GAAP financial measure. See page 10 for a description of total segment OIBDA and for a reconciliation from revenues to total segment OIBDA and from OIBDA to income from continuing operations before income tax expense.

(3)

See page 12 for a reconciliation of reported income and earnings per share from continuing operations attributable to stockholders to adjusted income and earnings per share from continuing operations attributable to stockholders.

EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2014

REVIEW OF SEGMENT OPERATING RESULTS

	Three Months Ended March 31,		Nine Months Ended March 31,
	2014	2013	2014	2013
	US $ Millions
Revenues

Cable Network Programming	$3,152	$2,827	$8,926	$7,928
Television	1,587	1,249	4,265	3,764
Filmed Entertainment	2,279	2,346	6,876	6,607
Direct Broadcast Satellite Television	1,530	1,320	4,437	3,060
Other, Corporate and Eliminations	(329)	(389)	(1,061)	(896)

Total Revenues	$8,219	$7,353	$23,443	$20,463

Segment OIBDA

Cable Network Programming	$1,176	$1,069	$3,205	$3,098
Television	288	219	737	642
Filmed Entertainment	354	334	1,019	1,191
Direct Broadcast Satellite Television	58	91	278	241
Other, Corporate and Eliminations	(89)	(143)	(290)	(399)

Total Segment OIBDA	$1,787	$1,570	$4,949	$4,773

CABLE NETWORK PROGRAMMING

Cable Network Programming quarterly segment OIBDA increased 10% to $1.18 billion, driven by an 11% revenue increase led by affiliate revenue growth across our networks. This revenue growth was partially offset by a 12% increase in expenses, more than half of which reflects the planned investments related to the launches of new channels, including Fox Sports 1, STAR Sports and FXX. Segment OIBDA growth was also adversely impacted by 4% from foreign exchange rate fluctuations.

Domestic affiliate revenue grew 12% reflecting the combination of sustained growth at the regional sports networks (“RSNs”), FX Network and Fox News Channel and the contributions from the launches of Fox Sports 1 and FXX. Reported international affiliate revenue also increased 12% driven by strong local currency growth at the Fox International Channels (“FIC”), partially offset by a 9% adverse impact from the strengthened U.S. dollar, primarily in Latin America.

Domestic advertising revenue grew 8% in the quarter over the prior year period driven by solid growth at the FX Networks, Fox News Channel and RSNs. The growth at the FX Networks included increases related to the launch of FXX. Reported international advertising revenue increased 4% due to strong local currency growth at STAR and FIC, partially offset by a 10% adverse impact from the strengthened U.S. dollar, primarily in India and Latin America.

OIBDA from the domestic channels increased 13% from the corresponding period in the prior year, reflecting strong OIBDA growth at the FX Networks, RSNs and Fox News Channel. Reported quarterly OIBDA at the Company’s international cable channels’ declined 1% from the corresponding period of the prior year as strong local currency growth at FIC and the STAR entertainment channels was more than offset by investments in the STAR Sports channels and a 17% adverse impact from the strengthened U.S. dollar, primarily in Latin America and India.

EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2014

TELEVISION

Television reported quarterly segment OIBDA of $288 million, an increase of 32% as compared to the prior year quarter driven by 27% revenue growth reflecting increased advertising revenue and continued growth of retransmission consent revenues. Quarterly advertising revenues grew 30% from the corresponding period of the prior year driven by the broadcast of Super Bowl XLVIII and higher rates and ratings for the National Football League playoffs, partially offset by the impact from lower general entertainment ratings, led by declines at American Idol. The segment results also included higher costs associated with the broadcast of Super Bowl XLVIII and higher scripted programming and marketing costs.

FILMED ENTERTAINMENT

Filmed Entertainment reported quarterly segment OIBDA of $354 million, a 6% increase over the $334 million reported in the same period a year ago. This result reflects higher contributions from the television production businesses, led by higher SVOD revenues driven by the sale of series to Amazon, which included 24 and The Americans, and the syndication of Modern Family. This growth was partially offset by the timing of theatrical launch costs incurred in the quarter in advance of the successful worldwide theatrical release of Rio 2 in April, which has grossed nearly $400 million in worldwide box office to date.

DIRECT BROADCAST SATELLITE TELEVISION

DBS generated quarterly segment OIBDA of $58 million, compared to $91 million reported in the same period a year ago. The decrease in OIBDA reflects higher programming costs related to SKY Italia’s broadcast of the Sochi Olympics and Sky Deutschland’s exclusive broadcast of Bundesliga soccer, which commenced in the current fiscal year. The impact from the increased programming costs more than offset a $210 million or 16% increase in segment revenues driven by continued subscriber growth at Sky Deutschland and a 4% beneficial impact from the strengthened Euro. At SKY Italia, quarterly local currency revenue was consistent with the corresponding period of the prior year. Sky Deutschland grew net direct subscribers by approximately 64,000 during the quarter, bringing total direct subscribers to 3.73 million while SKY Italia’s subscriber base was essentially unchanged at 4.75 million.

REVIEW OF EQUITY EARNINGS (LOSSES) OF AFFILIATES’ RESULTS

The Company’s share of equity earnings (losses) of affiliates is as follows:

			Three Months Ended March 31,		Nine Months Ended March 31,
	% Owned		2014	2013	2014	2013

BSkyB	39	%(1)	$165	$160	$441	$667
Other affiliates	Various	(2)	5	(28)	(11)	(235)

Total equity earnings of affiliates			$170	$132	$430	$432

(1)	Please refer to BSkyB’s earnings releases for detailed information.
(2)	Primarily comprised of Hulu and STAR equity affiliates, as well as the Yankees Entertainment and Sports Network (“YES Network”) through February 2014 and Sky Deutschland through December 2012.

Quarterly equity earnings of affiliates was $170 million as compared to $132 million in the same period a year ago. The increased contributions from affiliates are primarily due to improved contributions from the YES Network and Hulu. The impact of the Company’s pre-tax gain related to its participation in BSkyB’s share repurchase increased from $11 million in the corresponding period of the prior year to $28 million in the current quarter.

EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2014

OTHER ITEMS

Share repurchases

On August 8, 2013, 21st Century Fox announced that its Board of Directors authorized the repurchase of $4 billion of Class A Common Stock, excluding commissions, which replaced the remaining authorized amount under the stock repurchase program. During the quarter, the Company repurchased 31.2 million shares of Class A Common Stock for $1.0 billion bringing the total fiscal year to date repurchase to 84.7 million shares of Class A Common Stock for $2.8 billion. As a result of the stock repurchase program, diluted weighted average Class A Common Stock outstanding of 2,256 million in this year’s quarter declined 3% from 2,330 million in the same period a year ago.

Acquisition of additional stake in YES Network

In February 2014, the Company acquired an additional 31% interest in the YES Network for approximately $680 million and funded approximately $160 million of additional upfront costs on behalf of YES Network. As a result of the acquisition, effective March 1, 2014, the Company consolidated the balance sheet and operating results of the YES Network, including approximately $1.7 billion in debt, as it has an 80% controlling interest.

Delisting from the Australian Securities Exchange

In March 2014, the Company received approval from its stockholders and subsequently the Australian Securities Exchange (the “ASX”) for removal of its full foreign listing from the ASX. On May 1, 2014, the ASX suspended trading of 21st Century Fox’s CHESS Depositary Interests on the ASX. Delisting from the ASX is expected to occur on May 8, 2014 and, effective as of that date, all of 21st Century Fox’s Class A and Class B Common Stock will be listed solely on the NASDAQ Global Select Market.

EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2014

To receive a copy of this press release through the Internet, access 21st Century Fox’s corporate Web site located at http://www.21cf.com.

Audio from 21st Century Fox’s conference call with analysts on the third quarter results can be heard live on the Internet at 4:30 p.m. Eastern Daylight Savings Time today. To listen to the call, visit http://www.21cf.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

CONTACTS:
Reed Nolte, Investor Relations	Julie Henderson, Press Inquiries
212-852-7092	310-369-0773
Joe Dorrego, Investor Relations	Nathaniel Brown, Press Inquiries
212-852-7856	212-852-7746

EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2014

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		Nine Months Ended March 31,
	2014	2013	2014	2013
	US $ Millions (except share related amounts)

Revenues	$8,219	$7,353	$23,443	$20,463

Operating expenses	(5,475)	(4,826)	(15,473)	(12,859)
Selling, general and administrative	(978)	(980)	(3,082)	(2,898)
Depreciation and amortization	(267)	(214)	(840)	(569)
Impairment charges	—	—	—	(35)
Equity earnings of affiliates	170	132	430	432
Interest expense, net	(284)	(277)	(830)	(802)
Interest income	6	8	21	39
Other, net	(33)	2,109	123	3,672

Income from continuing operations before income tax expense	1,358	3,305	3,792	7,443
Income tax expense	(269)	(728)	(929)	(1,437)

Income from continuing operations	1,089	2,577	2,863	6,006
(Loss) income from discontinued operations, net of tax	(16)	321	696	1,625

Net Income	$1,073	$2,898	$3,559	$7,631

Less: Net income attributable to noncontrolling interests	(20)	(44)	(44)	(163)

Net income attributable to Twenty-First Century Fox, Inc. stockholders	$1,053	$2,854	$3,515	$7,468

Weighted average shares:	2,256	2,330	2,283	2,348

Income from continuing operations attributable to Twenty-First Century Fox, Inc. stockholders per share:	$0.47	$1.09	$1.23	$2.49

Net income attributable to Twenty-First Century Fox, Inc. stockholders per share:	$0.47	$1.22	$1.54	$3.18

EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2014

CONSOLIDATED BALANCE SHEETS

	March 31, 2014	June 30, 2013
	US $ Millions
Assets:
Current assets:
Cash and cash equivalents	$5,517	$6,659
Receivables, net	6,314	5,459
Inventories, net	3,387	2,784
Other	431	665

Total current assets	15,649	15,567

Non-current assets:
Receivables	456	437
Investments	2,908	3,704
Inventories, net	6,541	5,371
Property, plant and equipment, net	2,942	2,829
Intangible assets, net	8,294	5,064
Goodwill	17,918	17,255
Other non-current assets	585	717

Total assets	$55,293	$50,944

Liabilities and Equity:
Current liabilities:
Borrowings	$797	$137
Accounts payable, accrued expenses and other current liabilities	4,434	4,434
Participations, residuals and royalties payable	1,881	1,663
Program rights payable	1,921	1,524
Deferred revenue	682	677

Total current liabilities	9,715	8,435

Non-current liabilities:
Borrowings	18,257	16,321
Other liabilities	3,100	3,264
Deferred income taxes	2,723	2,280
Redeemable noncontrolling interests	534	519
Commitments and contingencies
Equity:
Class A common stock, $0.01 par value	14	15
Class B common stock, $0.01 par value	8	8
Additional paid-in capital	15,200	15,840
Retained earnings and accumulated other comprehensive income	2,241	1,135

Total Twenty-First Century Fox, Inc. stockholders’ equity	17,463	16,998
Noncontrolling interests	3,501	3,127

Total equity	20,964	20,125

Total liabilities and equity	$55,293	$50,944

EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2014

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended March 31,
	2014	2013
	US $ Millions
Operating activities:
Net Income	$3,559	$7,631
Less: Income from discontinued operations, net of tax	696	1,625

Income from continuing operations	2,863	6,006
Adjustments to reconcile income from continuing operations to cash provided by operating activities:
Depreciation and amortization	840	569
Amortization of cable distribution investments	61	67
Equity earnings of affiliates	(430)	(432)
Cash distributions received from affiliates	223	192
Impairment charges	—	35
Other, net	(123)	(3,672)
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(680)	(233)
Inventories, net	(1,457)	(964)
Accounts payable and other liabilities	284	817

Net cash provided by operating activities from continuing operations	1,581	2,385

Investing activities:
Property, plant and equipment	(470)	(400)
Acquisitions, net of cash acquired	(692)	(589)
Investments in equity affiliates	(72)	(615)
Other investments	(33)	(57)
Proceeds from dispositions	259	1,968

Net cash (used in) provided by investing activities from continuing operations	(1,008)	307

Financing activities:
Borrowings	987	1,277
Repayment of borrowings	(142)	(754)
Issuance of shares	66	170
Repurchase of shares	(2,752)	(1,834)
Dividends paid	(444)	(364)
Purchase of subsidiary shares from noncontrolling interests	(76)	—
Sale of subsidiary shares to noncontrolling interests	—	70
Distribution to News Corporation	(10)	—

Net cash used in financing activities from continuing operations	(2,371)	(1,435)

Net increase (decrease) in cash and cash equivalents from discontinued operations	608	(1,577)

Net decrease in cash and cash equivalents	(1,190)	(320)
Cash and cash equivalents, beginning of year	6,659	9,626
Exchange movement on opening cash balance	48	18

Cash and cash equivalents, end of period	$5,517	$9,324

EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2014

SEGMENT INFORMATION

	Three Months Ended March 31,		Nine Months Ended March 31,
	2014	2013	2014	2013
	US $ Millions
Revenues

Cable Network Programming	$3,152	$2,827	$8,926	$7,928
Television	1,587	1,249	4,265	3,764
Filmed Entertainment	2,279	2,346	6,876	6,607
Direct Broadcast Satellite Television	1,530	1,320	4,437	3,060
Other, Corporate and Eliminations	(329)	(389)	(1,061)	(896)

Total Revenues	$8,219	$7,353	$23,443	$20,463

Segment OIBDA

Cable Network Programming	$1,176	$1,069	$3,205	$3,098
Television	288	219	737	642
Filmed Entertainment	354	334	1,019	1,191
Direct Broadcast Satellite Television	58	91	278	241
Other, Corporate and Eliminations	(89)	(143)	(290)	(399)

Total Segment OIBDA	$1,787	$1,570	$4,949	$4,773

Depreciation and Amortization

Cable Network Programming	$58	$53	$157	$140
Television	30	23	79	66
Filmed Entertainment	33	32	98	98
Direct Broadcast Satellite Television	143	102	495	249
Other, Corporate and Eliminations	3	4	11	16

Total Depreciation and Amortization *	$267	$214	$840	$569

*

The three months ended March 31, 2014 and 2013 include the amortization of definite lived intangible assets of $82 million and $51 million, respectively. The nine months ended March 31, 2014 and 2013 include the amortization of definite lived intangible assets of $300 million and $125 million, respectively. These amounts principally reflect purchase price amortization related to acquisitions.

CONSOLIDATED REVENUES BY COMPONENT

	Three Months Ended March 31,		Nine Months Ended March 31,
	2014	2013	2014	2013
	US $ Millions

Affiliate Fees	$2,326	$2,066	$6,547	$5,593
Subscription	1,390	1,216	4,061	2,814
Advertising	2,294	1,884	6,344	5,781
Content	2,067	2,098	6,135	5,978
Other	142	89	356	297

Total Revenues	$8,219	$7,353	$23,443	$20,463

EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2014

NOTE 1 – TOTAL SEGMENT OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION

The Company evaluates the performance of its operating segments based on segment operating income before depreciation and amortization (“OIBDA”), and management uses total segment OIBDA as a measure of the performance of operating businesses separate from non-operating factors. Total segment OIBDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net income, cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements. This measure excludes items, such as depreciation and amortization as well as impairment charges, which are significant components in assessing the Company’s financial performance.

Management believes that total segment OIBDA is an appropriate measure for evaluating the operating performance of the Company’s business and provides investors and equity analysts a measure to analyze operating performance of the Company’s business and enterprise value against historical data and competitors’ data. Segment OIBDA is the primary measure used by our chief operating decision maker to evaluate the performance of and allocate resources to the Company’s business segments.

Segment OIBDA does not include depreciation and amortization and the amortization of cable distribution investments and eliminates the variable effect across all business segments of depreciation and amortization. Depreciation and amortization expense includes the depreciation of property and equipment, as well as amortization of finite-lived intangible assets. Amortization of cable distribution investments represents a reduction against revenues over the term of a carriage arrangement and, as such, it is excluded from segment operating income before depreciation and amortization.

In addition, total segment OIBDA does not include: Impairment charges, discontinued operations, Equity earnings of affiliates, Interest expense, net, Interest income, Other, net, Income tax expense and Net income attributable to noncontrolling interests.

The following tables reconcile revenues to segment OIBDA and from OIBDA to Income from continuing operations before income tax expense:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2014	2013	2014	2013
	US $ Millions

Revenues	$8,219	$7,353	$23,443	$20,463
Operating expenses	(5,475)	(4,826)	(15,473)	(12,859)
Selling, general and administrative expenses	(978)	(980)	(3,082)	(2,898)
Add: Amortization of cable distribution investments	21	23	61	67

Total Segment OIBDA	1,787	1,570	4,949	4,773
Amortization of cable distribution investments	(21)	(23)	(61)	(67)
Depreciation and amortization	(267)	(214)	(840)	(569)
Impairment charges	—	—	—	(35)
Equity earnings of affiliates	170	132	430	432
Interest expense, net	(284)	(277)	(830)	(802)
Interest income	6	8	21	39
Other, net	(33)	2,109	123	3,672

Income from continuing operations before income tax expense	$1,358	$3,305	$3,792	$7,443

EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2014

	Three Months Ended March 31, 2014
	(US $ Millions)
	Revenues	Operating and selling, general and administrative expenses	Add: Amortization of cable distribution investments	Segment OIBDA
Cable Network Programming	$3,152	$(1,997)	$21	$1,176
Television	1,587	(1,299)	—	288
Filmed Entertainment	2,279	(1,925)	—	354
Direct Broadcast Satellite Television	1,530	(1,472)	—	58
Other, Corporate and Eliminations	(329)	240	—	(89)

Consolidated Total	$8,219	$(6,453)	$21	$1,787

	Three Months Ended March 31, 2013
	(US $ Millions)
	Revenues	Operating and Selling, general and administrative expenses	Add: Amortization of cable distribution investments	Segment OIBDA
Cable Network Programming	$2,827	$(1,781)	$23	$1,069
Television	1,249	(1,030)	—	219
Filmed Entertainment	2,346	(2,012)	—	334
Direct Broadcast Satellite Television	1,320	(1,229)	—	91
Other, Corporate and Eliminations	(389)	246	—	(143)

Consolidated Total	$7,353	$(5,806)	$23	$1,570

	Nine Months Ended March 31, 2014
	(US $ Millions)
	Revenues	Operating and Selling, general and administrative expenses	Add: Amortization of cable distribution investments	Segment OIBDA
Cable Network Programming	$8,926	$(5,782)	61	$3,205
Television	4,265	(3,528)	—	737
Filmed Entertainment	6,876	(5,857)	—	1,019
Direct Broadcast Satellite Television	4,437	(4,159)	—	278
Other, Corporate and Eliminations	(1,061)	771	—	(290)

Consolidated Total	$23,443	$(18,555)	$61	$4,949

	Nine Months Ended March 31, 2013
	(US $ Millions)
	Revenues	Operating and Selling, general and administrative expenses	Add: Amortization of cable distribution investments	Segment OIBDA
Cable Network Programming	$7,928	$(4,897)	$67	$3,098
Television	3,764	(3,122)	—	642
Filmed Entertainment	6,607	(5,416)	—	1,191
Direct Broadcast Satellite Television	3,060	(2,819)	—	241
Other, Corporate and Eliminations	(896)	497	—	(399)

Consolidated Total	$20,463	$(15,757)	$67	$4,773

EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2014

NOTE 2 – ADJUSTED INCOME AND EPS FROM CONTINUING OPERATIONS ATTRIBUTABLE TO STOCKHOLDERS

The calculation of income and earnings per share (“EPS”) from continuing operations attributable to stockholders excluding Equity affiliate adjustments and “Other, net”, net of tax (“adjusted income and diluted EPS from continuing operations attributable to stockholders”) may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted income and diluted EPS from continuing operations attributable to stockholders are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income and EPS as determined under GAAP as a measure of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The Company uses adjusted income and diluted EPS from continuing operations attributable to stockholders to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period.

The following table reconciles reported income and reported diluted EPS from continuing operations attributable to stockholders to adjusted income and diluted EPS from continuing operations attributable to stockholders for the three months ended March 31, 2014 and 2013.

	Three Months Ended
	March 31, 2014		March 31, 2013
	Income	EPS	Income	EPS
	(in US$ millions, except per share data)
Income from continuing operations	$1,089		$2,577
Less: Net income attributable to noncontrolling interests	(20)		(44)

Income from continuing operations attributable to stockholders	$1,069	$0.47	$2,533	$1.09

Equity affiliate adjustments (net of provision for income taxes of -$7 and -$3 for the three months ended March 31,2014 and 2013, respectively)(a)	(21)	(0.01)	(8)	(0.00)

Other, net (net of provision for income taxes of +$11 and -$324 for the three months ended March 31, 2014 and 2013, respectively)	22	0.01	(1,785)	(0.77)

As adjusted	$1,070	$0.47	$740	$0.32

(a)	Equity earnings of affiliates for the three months ended March 31, 2014 and 2013 was adjusted to exclude from BSkyB results 21st Century Fox’s gain on the BSkyB repurchase program.